Exhibit 11

                                 Statement Re:
                    Computation of Per Share Earnings (Loss)


                                                     Three months ended June 30,            Six months ended June 30,
                                                  --------------------------------        -----------------------------
                                                      1996                 1995               1996             1995
                                                  -----------          -----------        -----------       -----------

Primary
  Average shares outstanding                       9,923,53             9,851,972          9,915,840          9,851,972
  Net effect of dilutive stock options-based
    on the treasury stock method using
    average market price                            575,498                  --              460,056              --
                                                 -----------            ----------        -----------        ----------
  Total                                          10,499,030             9,851,972         10,375,896          9,851,972

  Net income (loss)                             $    99,603            $ (338,418)       $   159,614       $   (892,502)
                                                 ===========            ==========        ===========       ===========

  Per share amount                              $      0.01            $    (0.03)       $      0.02       $      (0.09)
                                                 ===========            ==========        ===========       ===========

Fully Diluted
  Average shares outstanding                      9,923,532             9,851,972          9,915,840          9,851,972
  Net effect of dilutive stock options-based
    on the treasury stock method using the
    period-end market price if higher than
    average market price                            698,875                  --              521,744               --
                                                 -----------            ----------        -----------        -----------
  Total                                          10,622,407             9,851,972         10,437,584          9,851,972

  Net income (loss)                             $    99,603           $  (338,418)       $   159,614       $   (892,502)
                                                 ===========           ===========        ===========       ============

  Per share amount                              $      0.01           $     (0.03)       $      0.02       $      (0.0
                                                 ===========           ===========        ===========       ============

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